Exhibit 10.1

Dated 23 May 2017

RED ROSE SHIPPING CORP.

and

THE AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

and

HSH NORDBANK AG

as Agent, Mandated Lead Arranger

and Security Trustee

LOAN AGREEMENT

relating to a senior secured post-delivery term

loan facility of up to US$15,300,000

to provide finance secured on one 2010-built Capesize

bulk carrier vessel named “NAVIOS BONHEUR”

Index

Clause		Page
1	Interpretation	1
2	Facility	17
3	Position of the Lenders	17
4	Drawdown	18
5	Interest	19
6	Interest Periods	21
7	Default Interest	22
8	Repayment and Prepayment	23
9	Conditions Precedent	25
10	Representations and Warranties	26
11	General Undertakings	29
12	Corporate Undertakings	34
13	Insurance	35
14	Ship Covenants	41
15	Security Cover	46
16	Payments and Calculations	48
17	Application of Receipts	49
18	Application of Earnings	51
19	Events of Default	53
20	Fees and Expenses	57
21	Indemnities	59
22	No Set-Off or Tax Deduction	61
23	Illegality, etc.	64
24	Increased Costs	64
25	Set-Off	66
26	Transfers and Changes in Lending Offices	66
27	Variations and Waivers	71
28	Notices	73
29	Supplemental	75
30	Law and Jurisdiction	76
Schedule 1 Lenders and Commitments
Schedule 2 Drawdown Notice
Schedule 3 Condition Precedent Documents
Schedule 4 Mandatory Cost Formula
Schedule 5 Transfer Certificate
Schedule 6 Power of Attorney
Execution Pages		77

THIS AGREEMENT is made on 23 May 2017

BETWEEN

(1)

RED ROSE SHIPPING CORP., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960, as Borrower;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	HSH NORDBANK AG acting through its office at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany, as Agent;

(4)	HSH NORDBANK AG acting through its office at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany, as Mandated Lead Arranger; and

(5)	HSH NORDBANK AG acting through its office at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany, as Security Trustee.

BACKGROUND

The Lenders have agreed to make available to the Borrower a secured post-delivery term loan facility in one advance in an amount of up to the lesser of (A) US$15,300,000 and (B) 60 per cent. of the Initial Market Value of the Ship (as defined below) to partly finance the Market Value of the Ship.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions

Subject to Clause 1.5, in this Agreement:

“Account” means each of the Earnings Account, the Liquidity Account and the Retention Account and, in the plural, means all of them;

“Account Bank” means HSH Nordbank AG, acting in such capacity through its office at Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany, or any successor;

“Account Pledge” means, in relation to each Account, a pledge agreement creating security in respect of that Account in the Agreed Form and, in the plural, means all of them;

“Additional Minimum Liquidity” has the meaning given in Clause 11.19;

“Affected Lender” has the meaning given in Clause 5.7;

“Agency and Trust Agreement” means the agency and trust agreement executed or to be executed between the Borrower and the Creditor Parties in the Agreed Form;

“Agent” means HSH Nordbank AG, acting in such capacity through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Agreed Form” means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of the Majority Lenders) or as otherwise approved in accordance with any other approval procedure specified in any relevant provisions of any Finance Document;

“Applicable Lender” has the meaning given in Clause 5.2;

“Approved Broker” means each of Arrow Valuations Ltd, Barry Rogliano Salles, H. Clarkson & Co. Ltd., Fearnleys, Maersk Brokers K/S, SSY Valuations Services Ltd. Maritime Strategies International Ltd., Gibson Shipbrokers, Braemar ACM Shipbroking and Howe Robinson & Co Ltd London and, in the plural, means all of them;

“Approved Flag” means the Panamanian flag or such other flag as the Agent may approve (with the authorisation of the Majority Lenders) as the flag on which the Ship is or, as the case may be, shall be registered;

“Approved Flag State” means the Republic of Panama or any other country in which the Agent may approve (with the authorisation of the Majority Lenders) that the Ship is or, as the case may be, shall be registered;

“Approved Manager” means Navios Shipmanagement Inc., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960 or any other company (for the avoidance of doubt, other than an affiliate of Navios Shipmanagement Inc.) which the Agent (acting on the instructions of the Majority Lenders) may approve from time to time as the commercial and/or technical manager of the Ship;

“Approved Manager’s Undertaking” means, in relation to the Ship, a letter of undertaking including (inter alia) an assignment of the Approved Manager’s rights, title and interest in the Insurances of the Ship executed or to be executed by the Approved Manager in favour of the Security Trustee in the Agreed Form agreeing certain matters in relation to the Approved Manager serving as manager and subordinating its rights against the Ship and the Borrower to the rights of the Creditor Parties under the Finance Documents and, in the plural, means all of them;

“Assignable Charter” means any time charterparty, consecutive voyage charter or contract of affreightment in respect of the Ship having a duration (or capable of exceeding a duration) equal or more than 11 months and any guarantee of the obligations of the charterer under such charter or any bareboat charter in respect of the Ship and any guarantee of the obligations of the charterer under such bareboat charter, entered or to be entered into by the Borrower and a charterer or, as the context may require, bareboat charterer and, in the plural, means all of them;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	30 June 2017 (or such later date as the Agent may, with the authorisation of the Lenders, agree with the Borrower); or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

“Balloon Instalment” has the meaning given in Clause 8.1;

“Basel III” means, together:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

“Borrower” means Red Rose Shipping Corp., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960;

“Break Costs” has the meaning given in Clause 21.2;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business:

(a)	in Hamburg, Piraeus and London regarding the fixing of any interest rate which is required to be determined under this Agreement or any Finance Document;

(b)	in Hamburg, Piraeus and New York in respect of any payment which is required to be made under a Finance Document; and

(c)	in Hamburg and in Piraeus regarding any other action to be taken under this Agreement or any other Finance Document;

“Cancellation Notice” has the meaning given in Clause 8.6;

“Change of Control” means, in relation to:

(a)	the Borrower, a change in:

(i)	the beneficial ownership of any of the shares in the Borrower; or

(ii)	the legal ownership of any of those shares, or

(b)

the Corporate Guarantor, change which results in Mrs Angeliki Frangou either directly or indirectly (through entities owned and controlled by her or trusts or foundations of which she is the beneficiary) being the ultimate beneficial owner of, or having ultimate control of the voting rights attaching to, less than 20 per cent. of all the issued shares in the Corporate Guarantor;

“Charterparty Assignment” means an assignment of the rights of the Borrower under any Assignable Charter and any guarantee of such Assignable Charter executed or to be executed by the Borrower in favour of the Security Trustee in the Agreed Form and, in the plural, means all of them;

“Code” means the US Internal Revenue Code of 1986;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Compliance Certificate” means a certificate in the form set out in Schedule 1 of the Corporate Guarantee (or in any other form which the Agent approves or requires) to be provided at the times and in the manner set out in Clause 11.20;

“Contractual Currency” has the meaning given in Clause 21.6;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Corporate Guarantee” means a guarantee of the obligations of the Borrower under this Agreement and the other Finance Documents to which the Borrower is a party, in the Agreed Form;

“Corporate Guarantor” means Navios Maritime Holdings Inc., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960;

“Correction Rate” means, at any relevant time in relation to an Applicable Lender, the amount (expressed as a rate per annum) by which that Lender’s Cost of Funding exceeds LIBOR;

“Cost of Funding” means, in relation to a Lender, the rate per annum determined by that Lender to be the rate at which deposits in Dollars are offered to that Lender by leading banks in the Relevant Interbank Market at that Lender’s request at or about the Specified Time on the Quotation Date for an Interest Period and for a period equal to that Interest Period and for delivery on the first Business Day of it, or, if that Lender uses other ways to fund deposits in Dollars, such rate as determined by that Lender to be the Lender’s cost of funding deposits in Dollars for that Interest Period, such determination being conclusive and binding in the absence of manifest error;

“Creditor Party” means the Agent, the Security Trustee, the Mandated Lead Arranger or any Lender, whether as at the date of this Agreement or at any later time and, in the plural, means all of them;

“Deed of Release” means a deed releasing the Existing Security on the Ship and the obligations of the Borrower under the relevant Existing Loan Agreement in Agreed Form;

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other, Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date requested by the Borrower for the Loan to be borrowed, or (as the context requires) the date on which the Loan is actually borrowed;

“Drawdown Notice” means the notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Security Trustee and which arise out of the use or operation of the Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b);

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to the Borrower or the Security Trustee in the event of requisition of the Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship; and

(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(b)

if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“Earnings Account” means an account in the name of the Borrower with the Account Bank designated “Red Rose Shipping Corp. - Earnings Account”, or any other account (with that or another office of the Account Bank which replaces such account and is designated by the Agent as that Earnings Account for the purposes of this Agreement;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from the Ship; or

(b)

any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law, regulation, convention and agreement relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“Existing Lender” means Commerzbank AG acting through its office at Lübeckertordamm 5, D-20099, Hamburg, Germany;

“Existing Loan Agreement” means the loan agreement dated 24 June 2009 (as amended and supplemented from time to time) and made between, amongst others, (i) Borrower as borrower and (ii) the Existing Lender as lender in respect of a secured loan facility in an amount of up to $240,000,000 (originally);

“Existing Indebtedness” means, at any date the outstanding Financial Indebtedness of the Borrower on that date under the Existing Loan Agreement;

“Existing Indebtedness Grace Period” means the period commencing on the date of this Agreement and ending on the Drawdown Date;

“Existing Security” means any Security Interest created to secure the Existing Indebtedness under the Existing Loan Agreement;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction;

“Final Repayment Date” means the date falling on the earlier of (i) the date falling four years and three (3) months from the Drawdown Date and (ii) 30 September 2021;

“Finance Documents” means together:

(a)	this Agreement;

(b)	the Agency and Trust Agreement;

(c)	the Account Pledges;

(d)	the Corporate Guarantee;

(e)	the Mortgage;

(f)	the General Assignment;

(g)	any Charterparty Assignments;

(h)	the Approved Manager’s Undertaking; and

(i)

any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, the Corporate Guarantor, the Approved Manager or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the other documents referred to in this definition and, in the singular, means any of them;

“Financial Indebtedness” means, in relation to a person (the “debtor”), any actual or contingent liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)

under a financial lease, a deferred purchase consideration arrangement (in each case, other than in respect of assets or services obtained on normal commercial terms in the ordinary course of business) or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)

under any foreign exchange transaction, any interest or currency swap, exchange or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under receivables sold or discounted (other than any receivables to the extent that they are sold on a non-recourse basis); or

(g)

under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (f) if the references to the debtor referred to the other person;

“Financial Year” means, in relation to the Borrower, the Corporate Guarantor and the Group, each period of one year commencing on 1 January in respect of which their individual or, as the case may be, consolidated accounts are or ought to be prepared;

“First Indenture” means the Indenture dated as of 28 January 2011 for $350,000,000 issued by the Corporate Guarantor and Navios Maritime Finance II (US) Inc. for 8 1/8% Senior Notes due on 15 February 2019;

“General Assignment” means a general assignment of (inter alia) the Earnings, the Insurances and any Requisition Compensation relative to the Ship in the Agreed Form;

“Group” means the Borrower, the Corporate Guarantor and all subsidiaries directly or indirectly owned by the Corporate Guarantor and “member of the Group” shall be construed accordingly;

“IACS” means the International Association of Classification Societies;

“Indenture Guarantee” means, in relation to an Indenture, a guarantee executed, or as the case may be, to be executed by the Borrower as security for the obligations and liability of the Corporate Guarantor under that Indenture and, in the plural, means both of them;

“Indentures” means, together, the First Indenture and the Secured Indenture and in the singular means either or both of them;

“Initial Market Value” means the Market Value thereof calculated in accordance with the valuation(s) relative thereto referred to in paragraph 4 of Schedule 3, Part B;

“Instalment” has the meaning given in Clause 8.1;

“Insurances” means:

(a)

all policies and contracts of insurance (including, without limitation, any loss of hire insurance) and any reinsurance, policies or contracts, including entries of the Ship in any protection and indemnity or war risks association, effected in respect of the Ship, its Earnings or otherwise in relation to it whether before, on or after the date of this Agreement; and

(b)

all rights (including, without limitation, any and all rights or claims which the Borrower may have under or in connection with any cut-through clause relative to any reinsurance contract relating to the aforesaid policies or contracts of insurance) and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

“Interest Period” means a period determined in accordance with Clause 6;

“Interpolated Screen Rate” means, in relation to an Interest Period, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than that Interest Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds that Interest Period,

each as of the Specified Time on the Quotation Date for that Interest Period;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms “safety management system”,

“Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lender” means, subject to Clause 26.6, a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent under Clause 26.15) or its transferee, successor or assign;

“LIBOR” means, for an Interest Period:

(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on the Screen Rate; or;

(b)	(if no Screen Rate is available for that Interest Period), the applicable Interpolated Screen Rate for that Interest Period; or

(c)

if no Screen Rate is available and it is not possible to calculate an Interpolated Screen Rate for that Interest Period, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest fifth decimal point) of the rate(s) per annum notified to the Agent by each, or if there is only one Reference Bank, that Reference Bank as the rate at which deposits in Dollars are offered to that Reference Bank by leading banks in the Relevant Interbank Market at that Reference Bank’s request, at or about the Specified Time on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it and, if any such rate is below zero, LIBOR will be deemed to be zero;

“Liquidity Account” means an account in the name of the Borrower with the Account Bank designated “Red Rose Shipping Corp. - Liquidity Account”, or any other account (with that or another office of the Account Bank which replaces such account and is designated by the Agent as the Liquidity Account for the purposes of this Agreement;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“LSW 1189” means the London Standard Wording for marine insurances which incorporates the German Direct Mortgage Clause;

“Major Casualty” means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before the Loan is made, Lenders whose Commitments total 66 2/3 per cent. of the Total Commitments; and

(b)	after the Loan is made, Lenders whose Contributions total 66 2/3 per cent. of the Loan;

“Mandated Lead Arranger” means HSH Nordbank AG, acting in such capacity through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany, or any successor;

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4;

“Margin” means 3 per cent. per annum;

“Market Value” means the market value of the Ship determined in accordance with Clause 15.3;

“Material Adverse Change” means any event or series of events which, in the reasonable opinion of the Majority Lenders, is likely to have a Material Adverse Effect;

“Material Adverse Effect” means, in the reasonable opinion of the Majority Lenders, a material adverse effect on:

(a)	the business, property, assets, liabilities, operations or condition (financial or otherwise) of the Borrower and/or any Security Party taken as a whole;

(b)	the ability of the Borrower and/or any Security Party to (i) comply with or perform any of its obligations or (ii) discharge any of its liabilities, under any Finance Document as they fall due; or

(c)	the validity, legality or enforceability of any Finance Document;

“Maximum Loan Amount” means an amount up to the lesser of (i) $15,300,000 and (ii) 60 per cent. of the Initial Market Value of the Ship;

“Minimum Liquidity” has the meaning given in Clause 11.19;

“Mortgage” means the first preferred or, as the case may be, priority ship mortgage on the Ship in the Agreed Form;

“Negotiation Period” has the meaning given in Clause 5.10;

“Notifying Lender” has the meaning given in Clause 21.2, Clause 23.1 or Clause 24.1 as the context requires;

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;

“Party” means a party to a Finance Document;

“Payment Currency” has the meaning given in Clause 21.6;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than one month’s prepaid hire under any charter in relation to the Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(d);

(f)

any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith;

(g)

Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made; and

(h)	for the duration of the Existing Indebtedness Grace Period only, Security Interests created in respect of the Existing Indebtedness.

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)

any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction” in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)

a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)

a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as a main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a reasonable determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Prepayment Date” has the meaning given in Clause 15.2;

“Prepayment Notice” has the meaning given in Clause 8.5(b);

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the Relevant Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Reference Banks” means, subject to Clause 26.18, together, the Hamburg branch of HSH Nordbank AG, the head office of any other bank which is a Lender at the relevant time (unless such Lender has advised the Agent in writing that it does not wish to be a Reference Bank) and any of their respective successors;

“Relevant Interbank Market” means the London interbank market;

“Relevant Person” has the meaning given in Clause 19.9;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Retention Account” means an account in the name of the Borrower with the Account Bank designated “Red Rose Shipping Corp. - Retention Account”, or any other account (with that or another office of the Account Bank which replaces this account and is designated by the Agent as the Retention Account for the purposes of this Agreement;

“Screen Rate” means the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower;

“Secured Indenture” means the Indenture dated as of 29 November 2013 for $650,000,000 issued by the Corporate Guarantor and Navios Maritime Finance II (US) Inc. for 7.375% First Priority Ship Mortgage Notes due in 2022;

“Secured Liabilities” means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Cover Ratio” means, at any relevant time, the aggregate of (i) the Market Value of the Ship and (ii) the net realisable value of any additional security provided at that time under Clause 15, at that time expressed as a percentage of the Loan;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind; and

(b)	the rights of a plaintiff under an action in rem;

“Security Party” means the Corporate Guarantor, the Approved Manager and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the other Creditor Parties that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clauses 20, 21 or 22 or any other provision of this Agreement or another Finance Document; and

(d)

the Agent, the Mandated Lead Arranger, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee” means HSH Nordbank AG, acting in such capacity through its office at Gerhart-Hauptmann-Platz 50, D-20095, Hamburg, Germany, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Servicing Bank” means the Agent or the Security Trustee;

“Shareholder” means Anemos Maritime Holdings Inc., a corporation incorporated in the Republic of the Marshall Islands, having its registered office address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960;

“Ship” means the 2010-built Capesize bulk carrier vessel of approximately 179,000 dwt, which is registered in the ownership of the Borrower under the Panamanian flag with IMO Number 9481348 and with the name “NAVIOS BONHEUR”;

“Specified Time” means 11.00 a.m. London time;

“Total Loss” means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)

any expropriation, confiscation, requisition or acquisition of the Ship, whether for full or part consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority unless it is within one month from the date of such occurrence redelivered to the full control of the Borrower excluding a requisition for hire for a fixed period not exceeding 90 days without any right to an extension;

(c)	any condemnation of the Ship by any tribunal or by any person or person claiming to be a tribunal; and

(d)	any arrest, capture, seizure, confiscation or detention of the Ship (including any hijacking or theft) unless it is within the Relevant Period redelivered to the full control of the Borrower.

“Relevant Period” means:

(i)	in the case of any arrest, capture, seizure, confiscation or detention of the Ship (including any hijacking or theft), other than piracy, within 90 days; and

in the case of piracy, if the relevant underwriters confirm to the Agent in writing prior to the end of the 90-day period referred to in (i) above that the Ship is subject to an approved piracy insurance cover, the earlier of 270 days after the date on which the Ship is captured by pirates and the date on which the piracy insurance cover expires;

“Total Loss Date” means:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earlier of:

(i)	30 days after the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Transfer Certificate” has the meaning given in Clause 26.2;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Agreement;

“Underlying Documents” means any Assignable Charters and, in the singular, means any of them;

“US” means the United States of America;

“US GAAP” means generally accepted accounting principles as from time to time in effect in the US; and

“US Tax Obligor” means:

(a)	the Borrower which is resident for tax purposes in the US; or

(b)	the Borrower or a Security Party some or all whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

1.2	Construction of certain terms

In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved” means, for the purposes of Clause 13, approved in writing by the Agent at its discretion;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“gross negligence” means a form of negligence which is distinct from ordinary negligence, in which the due diligence and care which are generally to be exercised have been disregarded to a particularly high degree, in which the plainest deliberations have not been made and that which should be most obvious to everybody has not been followed;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means all insurances effected, or which the Borrower is obliged to effect in respect of the Ship, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any individual, any partnership, any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy” in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 1 of the Institute Time Clauses (Hulls) (1/10/82) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency (monetary or otherwise), department, central bank, regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3	Meaning of “month”

A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)

on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)

on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”

A company (S) is a subsidiary of another company (P) if a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation

In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings

In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facility

Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrower a senior secured term loan facility of up to the lesser of (A) $15,300,000 and (B) 60 per cent. of the Initial Market Value of the Ship, in one advance, for the purpose stated in the preamble to this Agreement.

2.2	Lenders’ participations in Loan

Subject to the other provisions of this Agreement, each Lender shall participate in the Loan in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Loan

The Borrower undertakes with each Creditor Party to use the Loan only for the purpose stated in the preamble to this Agreement.

3	POSITION OF THE LENDERS

3.1	Interests several

The rights of the Lenders under this Agreement are several.

3.2	Individual right of action

Each Lender shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement without joining the Agent, the Security Trustee or any other Lender as additional parties in the proceedings.

3.3	Proceedings requiring Majority Lender consent

Except as provided in Clause 3.2, no Lender may commence proceedings against the Borrower or any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.

3.4	Obligations several

The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	the Borrower, any Security Party or other Lender being discharged (in whole or in part) from its obligations under any Finance Document;

and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

4	DRAWDOWN

4.1	Request for the Loan

Subject to the following conditions, the Borrower may request the Loan to be borrowed by ensuring that the Agent receives the completed Drawdown Notice not later than 11.00 a.m. (Hamburg time) three Business Days prior to the relevant Drawdown Date.

4.2	Availability

The conditions referred to in Clause 4.1 are that:

(a)	the Drawdown Date has to be a Business Day during the Availability Period;

(b)	the Loan shall not exceed the Maximum Loan Amount;

(c)	any undrawn portion of the Total Commitments in respect of the Loan, upon the determination of the Initial Market Value of the Ship, shall be automatically cancelled as at the Drawdown Date; and

(d)	the amount of the Loan shall not exceed the Total Commitments.

4.3	Notification to Lenders of receipt of the Drawdown Notice

The Agent shall promptly notify the Lenders that it has received the Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Loan and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Loan; and

(c)	the duration of the first Interest Period in respect of the Loan.

4.4	Drawdown Notice irrevocable

The Drawdown Notice must be signed by a duly authorised signatory of the Borrower; and once served, the Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Lenders.

4.5	Lenders to make available Contributions

Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender on the Drawdown Date under Clause 2.2.

4.6	Disbursement of Loan

Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5 and that payment to the Borrower shall be made:

(a)	to the account which the Borrower specifies in the Drawdown Notice; and

(b)	in like funds as the Agent received the payments from the Lenders.

The payment by the Agent under this Clause 4.6 shall constitute the making of the Loan and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s participation in the Loan.

5	INTEREST

5.1	Payment of normal interest

Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.2	Normal rate of interest

Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of (i) the Margin, (ii) the Mandatory Cost (if any), (iii) LIBOR for that Interest Period and (iv) if a Lender (the “Applicable Lender”) notifies the Agent at least 5 Business Days before the start of that Interest Period that its Cost of Funding exceeds LIBOR (including the amount of such excess) on the Quotation Date for that Interest Period, additionally in respect of that Applicable Lender’s Contribution in the Loan, the Correction Rate applicable to the Applicable Lender for that Interest Period.

5.3	Payment of accrued interest

In the case of an Interest Period of longer than three months (subject to the prior agreement of the Agent in accordance with Clause 6.2(b)), accrued interest shall be paid every three months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest

The Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period,

as soon as reasonably practicable after each is determined.

5.5	Obligation of Reference Banks to quote

A Reference Bank which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement unless that Reference Bank ceases to be a Lender pursuant to Clause 26.18.

5.6	Absence of quotations by Reference Banks

If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank(s) but if two or more of the Reference Banks fail (or, if at any time there is only one Reference Bank, that Reference Bank fails) to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7	Market disruption

The following provisions of this Clause 5 apply if:

(a)

no rate is quoted on the Screen Rate, it is not possible to calculate an Interpolated Screen Rate for that Interest Period and two or more of the Reference Banks do not (or, if at any time there is only one Reference Bank, that Reference Bank does not), before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide a quotation to the Agent in order to fix LIBOR; or

(b)

at least three Business Days before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the Relevant Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.8	Notification of market disruption

The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9	Suspension of drawdown

If the Agent’s notice under Clause 5.8 is served before the Loan is borrowed:

(a)	In a case falling within Clause 5.7(a), the Lender’s obligation to make the Loan available; and

(b)	In a case falling within Clause 5.7(b), the Affected Lender’s obligation to participate in the Loan,

shall be suspended while the circumstances referred to in the Agent’s notice continue.

5.10	Negotiation of alternative rate of interest

(a)

If the Agent’s notice under Clause 5.8 is served after the Loan is borrowed, the Borrower, the Agent, the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within 30 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

(b)

During the Negotiation Period the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the Cost of Funding of the Lenders or (as the case may be) the Affected Lender in Dollars, in each case as determined by the relevant Lender, or in any available currency of their or its Contribution plus the Margin and the Mandatory Cost (if any).

5.11	Application of agreed alternative rate of interest

Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12	Alternative rate of interest in absence of agreement

If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the procedure provided for in Clause 5.10(b) shall be repeated at the end of the interest period set by the Agent pursuant to that Clause.

5.13	Notice of prepayment

If the Borrower does not agree with an interest rate set by the Agent under Clause 5.12, the Borrower may give the Agent not less than 5 Business Days’ notice of their intention to prepay the Loan at the end of the interest period set by the Agent.

5.14	Prepayment; termination of Commitments

A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)

on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

5.15	Application of prepayment

The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods

The first Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods

Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)	3 or 6 months; or

(b)

such other period (as proposed by the Borrower to the Agent not later than 11:00 a.m. (Hamburg time) 5 Business Days before the commencement of the Interest Period) as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower (failing which the Interest Period shall be three months).

6.3	Duration of Interest Periods for Instalments

In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period to which that Repayment Date relates shall end on that Repayment Date.

6.4	Non-availability of matching deposits for Interest Period selected

If, after the Borrower has proposed and the Lenders have agreed an Interest Period longer than three months, any Lender notifies the Agent by 11.00 a.m. (Hamburg time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the Relevant Interbank Market when the Interest Period commences, the Interest Period shall be of three months.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts

The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2	Default rate of interest

Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2.50 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and 7.3(b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest

The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);

(b)

the aggregate of the Margin, any Correction Rate and the Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to three months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)

if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the Relevant Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4	Notification of interest periods and default rates

The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph 7.3(b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5	Payment of accrued default interest

Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest

Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

8	REPAYMENT AND PREPAYMENT

8.1	Amount of Instalments

The Borrower shall repay the Loan by:

(i)	17 equal consecutive quarterly instalments, each in the amount of $382,500 (each an “Instalment” and, together, the “Instalments”); and

(ii)	a balloon instalment in the amount of $8,797,500 (the “Balloon Instalment”),

Provided that, if the amount of the Loan advanced is less than $15,300,000, the aggregate amount of the Instalments and the Balloon Instalment shall be reduced by an amount equal to the undrawn amount on a pro rata basis.

8.2	Repayment Dates

The first Instalment shall be repaid on the date falling three months after the Drawdown Date, each subsequent Instalment shall be repaid at three-monthly intervals thereafter and the last Instalment, shall be repaid together with the Balloon Instalment, on the relevant Final Repayment Date.

8.3	Final Repayment Date

On the Final Repayment Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment

Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period or on such other date agreed between the Borrower and the Agent.

8.5	Conditions for voluntary prepayment

The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be $500,000 or a higher integral multiple thereof (or such other amount acceptable to the Agent in its sole discretion);

(b)

the Agent has received from the Borrower at least 3 Business Days’ prior irrevocable written notice (each, a “Prepayment Notice”) specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)

the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any Security Party has been complied with; and

(d)	the Borrower is in compliance with Clause 8.10 on or prior to the date of prepayment.

8.6	Optional facility cancellation

The Borrower shall be entitled, upon giving to the Agent not less than 5 Business Days’ prior written notice, to cancel, in whole or in part, and, if in part, by an aggregate amount not less than $500,000 or a higher multiple thereof (or such other amount acceptable to the Agent in its sole discretion), the undrawn balance of the Total Commitments (the “Cancellation Notice”) which notice shall be irrevocable. Upon such cancellation taking effect on expiry of a Cancellation Notice the several obligations of the Lenders to make their respective Commitments available in relation to the portion of the Total Commitments to which such Cancellation Notice relates shall terminate.

8.7	Cancellation Notice or Prepayment Notice

The Agent shall notify the Lenders promptly upon receiving a Cancellation Notice or Prepayment Notice, and shall provide, in the case of a Prepayment Notice, any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.5(c).

8.8	Mandatory prepayment

The Borrower shall be obliged to prepay the Loan if the Ship:

(a)	is sold, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)	becomes a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

8.9	Effect of Prepayment Notice and Cancellation Notice

Neither a Prepayment Notice nor a Cancellation Notice may be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and:

(a)	in the case of a Prepayment Notice, the amount specified in that Prepayment Notice shall become due and payable by the Borrower on the date for prepayment specified in that Prepayment Notice; and

(b)	in the case of a Cancellation Notice, the amount cancelled shall be permanently cancelled and may not be borrowed.

8.10	Amounts payable on prepayment

A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.2) but without premium or penalty.

8.11	Application of partial prepayment or cancellation

Each partial prepayment if made pursuant to Clauses 5.13, 8.4, 15.2, 19.2, 23.3 or 24.6, shall be applied pro rata against the Instalments and the Balloon Instalment.

8.12	No reborrowing

No amount prepaid or cancelled may be (re)borrowed.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default

Each Lender’s obligation to contribute to the Loan is subject to the following conditions precedent:

(a)	that, on or before the date of this Agreement, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(b)	that, on or before the Drawdown Date but prior to the borrowing of the Loan, the Agent receives;

(i)	the documents described in Part B of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(ii)	payment in full of the structuring fee payable pursuant to Clause 20.1(a) and of any commitment fee payable pursuant to Clause 20.1(b); and

(iii)	payment of any expenses payable pursuant to Clause 20.2 which are due and payable on the Drawdown Date,

save for any documents and conditions that the Agent agrees, in its absolute sole discretion, at the Borrower’s request to receive after any prepositioning of funds but before the release of the Loan;

(c)	that both at the date of the Drawdown Notice and at the Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Loan;

(ii)

the representations and warranties in Clause 10 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing; and

(iv)	there has been no Material Adverse Change; and

(d)

that, if the Security Cover Ratio were applied immediately following the borrowing of the Loan, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(e)

that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date.

9.2	Waiver of conditions precedent

If the Majority Lenders, at their discretion, permit the Loan to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General

The Borrower represents and warrants to each Creditor Party as follows.

10.2	Status

The Borrower is duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands.

10.3	Share capital and ownership

The Borrower has an authorised share capital of 500 bearer and/or registered shares with no par value, all of which shares have been issued and fully paid, and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by the Shareholder.

10.4	Corporate power

The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Underlying Documents to which it is a party and to maintain the Ship in its ownership under the applicable Approved Flag;

(b)	to execute the Finance Documents to which the Borrower is a party; and

(c)	to borrow under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which the Borrower is a party.

10.5	Consents in force

All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests

The Finance Documents to which the Borrower is a party, does now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)

constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms (having the requisite corporate benefit which is legally and economically sufficient); and

(b)

create legal, valid and binding Security Interests (having the priority specified in the relevant Finance Document) enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7	No third party Security Interests

Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document to which the Borrower is a party:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)

no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts

The execution by the Borrower and each other Security Party of each Finance Document and each Underlying Document to which it is a party, and the borrowing by the Borrower of the Loan (or any part thereof), and its compliance with each Finance Document and each Underlying Document to which it is a party:

(a)	will not involve or lead to a contravention of:

(i)	any law or regulation; or

(ii)	the constitutional documents of the Borrower or other Security Party; or

(iii)	any contractual or other obligation or restriction which is binding on the Borrower or other Security Party or any of its assets, and

(b)	will not have a Material Adverse Effect; and

(c)	is for the corporate benefit of the Borrower or each other Security Party.

10.9	No withholding taxes

All payments which the Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default

No Event of Default or Potential Event of Default has occurred.

10.11	Information

All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts and financial statements which have been so provided satisfied the requirements of Clause 11.7 and are true, correct and not misleading and present fairly and accurately the financial position of the Borrower the Corporate Guarantor or the Group (as the case may be); and there has been no change in the financial position or state of affairs of the Borrower, the Corporate Guarantor or the Group (or any member thereof) from that disclosed in the latest of those accounts which is likely to have a Material Adverse Effect.

10.12	No litigation

No legal or administrative action involving the Borrower or any Security Party (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which would, in either case, be likely to have a Material Adverse Effect.

10.13	Validity and completeness of Underlying Documents

Each Underlying Document constitutes valid, binding and enforceable obligations of the parties thereto in accordance with its terms and:

(a)	each of the copies of that Underlying Document delivered to the Agent before the date of this Agreement is a true and complete copy; and

(b)	no amendments or additions to that Underlying Document have been agreed nor has any party which is the party to that Underlying Document, waived any of their respective rights thereunder.

10.14	Compliance with certain undertakings

At the date of this Agreement, the Borrower is in compliance with Clauses 11.2, 11.4, 11.9, 11.13, 13, 14.3 and 14.10 and none of the events listed in Clause 19.1(g) has occurred in respect of either the Borrower or any Security Party.

10.15	Taxes paid

The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower, its business or the Ship.

10.16	ISM Code, ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Corporate Guarantor, the Approved Manager and the Ship have been complied with.

10.17	No Money laundering

The Borrower:

(a)

will not, and will procure that no Security Party, to the extent applicable, will, in connection with this Agreement or any of the other Finance Documents, contravene or permit any subsidiary to contravene, any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive 2005/60/EC of the European Parliament and of the Council of the European Union of 26 October 2005) and comparable United States Federal and state laws. The Borrower shall further submit any documents and declarations on request, if such documents or declarations are required by any Creditor Party to comply with its domestic money laundering and/or legal identification requirements; and

(b)

confirms that it is the beneficiary within the meaning of the German Anti Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)), acting for its own account and not for or on behalf of any other person for each part of the Loan made or to be made available to it under this Agreement. That is to say, it acts for its own account and not for or on behalf of anyone else.

The Borrower will promptly inform the Agent by written notice, if it is not or ceases to be the beneficiary and will provide in writing the name and address of the beneficiary.

The Agent shall promptly notify the Lenders of any written notice it receives under this Clause 10.17.

10.18	No immunity

Neither the Borrower nor any of its assets is entitled to immunity on grounds of sovereignty or otherwise from any legal action or proceeding (including, without limitation, suit, attachment prior to judgement, execution or other enforcement).

10.19	Choice of law

The choice of the laws of England to govern this Agreement and those other Finance Documents which are expressed to be governed by the laws of England, the laws of Germany to govern the Account Pledges and the laws of the applicable Approved Flag State to govern the Mortgage, constitutes a valid choice of law and the submission by the Borrower or, as the case may be, the relevant Security Parties thereunder to the non-exclusive jurisdiction of the Courts of England and, in the case of the Account Pledges, Germany or, in the case of the Mortgage, the applicable Approved Flag State is a valid submission and does not contravene the laws of England or, in the case of the Account Pledges, Germany or, in the case of the Mortgage, the applicable Approved Flag State or the laws of any other Pertinent Jurisdiction, will be applied by the courts of any Pertinent Jurisdiction if this Agreement or those other Finance Documents or any claim thereunder comes under their jurisdiction upon proof of the relevant provisions of the laws of England or, in the case of the Account Pledges, Germany or, in the case of the Mortgage, the applicable Approved Flag State.

10.20	Repetition

The representations and warranties in this Clause 10 shall be deemed to be repeated by the Borrower:

(a)	on the date of service of the Drawdown Notice;

(b)	on the Drawdown Date; and

(c)	with the exception of Clauses 10.9 and 10.14, on the first day of each Interest Period and on the date of any Compliance Certificate issued pursuant to Clause 11.20,

as if made with reference to the facts and circumstances existing on each such day.

11	GENERAL UNDERTAKINGS

11.1	General

The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent, acting with the authorisation of the Majority Lenders, may otherwise permit in writing.

11.2	Title and negative pledge

The Borrower will:

(a)

hold the legal title to, and own the entire beneficial interest in its Ship, her Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests; and

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future.

11.3	No disposal of assets

Subject to Clause 8.8 (Mandatory prepayment), the Borrower will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

but paragraph (a) does not apply to any charter of the Ship.

11.4	No other liabilities or obligations to be incurred

The Borrower will not enter into any other investments, any sale or leaseback agreements, or any off-balance sheet transaction not incur any other liability or obligation (including, without limitation, any Financial Indebtedness or any obligations under a guarantee) except:

(a)	liabilities and obligations under the Finance Documents and the Underlying Documents to which it is or, as the case may be, will be a party and under the relevant Indenture Guarantee; and

(b)	liabilities or obligations reasonably incurred in the normal course of its business of trading, operating and chartering, maintaining and repairing the Ship.

11.5	Information provided to be accurate

All financial and other information, including but not limited to factual information, exhibits and reports, which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true, correct and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements

The Borrower will send or procure that there are sent to the Agent:

(a)

as soon as possible, but in no event later than 180 days after the end of each Financial Year of the Corporate Guarantor, the consolidated audited annual financial statements of the Corporate Guarantor for that Financial Year (commencing, in each case, with the financial statements for the Financial Year which ended on 31 December 2017); and

(b)

as soon as possible, but in no event later than 90 days after the end of the 6-month period ending on 30 June in each Financial Year of the Corporate Guarantor, the semi-annual consolidated unaudited financial statements of the Corporate Guarantor, in each case, for that 6-month period (commencing with the financial statements for the 6-month period ending on 30 June 2017), duly certified as to their correctness by a director of the Corporate Guarantor; and

(c)

promptly after each request by the Agent, such further financial or other information in respect of the Borrower, the Ship, the Corporate Guarantor, the other Security Parties and the Group (including, without limitation, any information regarding any sale and purchase agreements, investment brochures, shipbuilding contracts and charter agreements) as may be requested by the Agent.

11.7	Form of financial statements

All accounts delivered under Clause 11.6 will:

(a)

be prepared in accordance with all applicable laws and US GAAP and, in the case of any audited financial statements, be certified by an independent and reputable auditor having requisite experience selected and appointed by the relevant Security Party;

(b)	fairly represent the financial condition of the Borrower, the Corporate Guarantor and the Group at the date of those accounts and of their profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower, the Corporate Guarantor and the Group and each of its/their subsidiaries.

11.8	Shareholder and creditor notices

The Borrower will send the Agent copies of any relevant press releases and, promptly upon its request, copies of all communications which are despatched to the Borrower’s shareholders or creditors or any class of them.

11.9	Consents

The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for the Borrower to perform its obligations under any Finance Document or any Underlying Document to which it is a party;

(b)	for the validity or enforceability of any Finance Document or any Underlying Document to which it is a party;

(c)	for the Borrower to continue to own and operate the Ship,

and the Borrower will comply with the terms of all such consents.

11.10	Maintenance of Security Interests

The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)

without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11	Notification of litigation

The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, the Ship, the Earnings or the Insurances, any Security Party or the Approved Manager, as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document, and the Borrower shall procure that all reasonable measures are taken to defend any such legal or administrative action.

11.12	No amendment to Underlying Documents

The Borrower will not waive or fail to enforce, the Underlying Documents to which it is a party or any of its provisions and shall promptly notify the Agent of any amendment or supplement to any Underlying Document.

11.13	Principal place of business

The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 28.2(a); and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom or the United States.

11.14	Confirmation of no default

The Borrower will, within two Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by the director(s) of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.14 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if the Loan has not been borrowed) Commitments exceeding 10 per cent. of the Total Commitments; and this Clause 11.14 does not affect the Borrower’s obligations under Clause 11.15.

11.15	Notification of default

The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred,

and will keep the Agent fully up-to-date with all developments.

11.16	Provision of further information

The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to the Borrower, the Ship, the Earnings or the Insurances; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Agent, the Security Trustee or any Lender at any time.

11.17	Provision of copies and translation of documents

The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide one copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.18	“Know your customer” checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the composition of the shareholders of the Borrower or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.19	Minimum Liquidity and Additional Minimum Liquidity

The Borrower shall maintain in the Liquidity Account credit balances in an aggregate amount of not less than:

(a)	$200,000 (“Minimum Liquidity”) commencing from the Drawdown Date and at all times thereafter throughout the remainder of the Security Period; and

(b)

in addition to the amount required to be maintained under paragraph (a) of this Clause 11.19, an additional amount of $1,200,000 (“Additional Minimum Liquidity”) commencing from the Drawdown Date and at all times thereafter up to and including (i) the date falling on the fourth Repayment Date, at which time, $500,000 of the Additional Minimum Liquidity shall be released to or to the order of the Borrower and (ii) the date falling on the eighth Repayment Date, at which time, the remaining $700,000 of the Additional Minimum Liquidity shall be released to or to the order of the Borrower, Provided that no Event of Default or Potential Event of Default has occurred or is continuing at that time or will occur as a result of the release of the relevant part of the Additional Minimum Liquidity.

11.20	Compliance Certificate

(a)

The Borrower shall supply to the Agent, together with each set of financial statements delivered pursuant to paragraphs (a) and (b) of Clause 11.6 (commencing with the financial statements to be provided for the 6-month period ending on 30 June 2017), a Compliance Certificate.

(b)

Each Compliance Certificate shall be duly signed by two directors of the Corporate Guarantor, evidencing (inter alia) the Borrower’s compliance (or not, as the case may be) with the provisions of Clause 11.19 and Clause 15.1 and the Corporate Guarantor’s compliance with Clause 12.4 of the Corporate Guarantee.

12	CORPORATE UNDERTAKINGS

12.1	General

The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent, acting with the authorisation of the Majority Lenders, may otherwise permit in writing.

12.2	Maintenance of status

The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of the Marshall Islands.

12.3	Negative undertakings

The Borrower will not:

(a)	change the nature of its business or carry on any business other than the ownership, chartering and operation of the Ship;

(b)

pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital if an Event of Default has occurred and is continuing at the relevant time or an Event of Default will result from the payment of a dividend or the making of any other form of distribution;

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length;

(d)	open or maintain any account with any bank or financial institution except accounts with the Agent, the Account Bank and the Security Trustee for the purposes of the Finance Documents;

(e)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(f)

acquire any shares or other securities other than short term debt obligations or Treasury bills issued by the US, the UK or a Participating Member State and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative; or

(g)	enter into any form of amalgamation, merger or de-merger, acquisition, divesture, split-up or any form of reconstruction or reorganisation; or

(h)	change its Financial Year; or

(i)	change its auditors.

12.4	Corporate Guarantor’s Subsidiaries

The Borrower shall provide the Agent with a list of the Borrower’s and the Corporate Guarantor’s (direct and indirect) subsidiaries at the date of this Agreement (together with information requested by the Agent pursuant to Clause 11.6(c) in respect of such subsidiaries) and shall promptly update this list from time to time to advise the Agent of any amendments to the information included in the original list delivered to the Agent , unless such information is included in the financial statement or periodic public filings of the Corporate Guarantor.

13	INSURANCE

13.1	General

The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent, acting with the authorisation of the Majority Lenders, may otherwise permit in writing.

13.2	Maintenance of obligatory insurances

The Borrower shall keep the Ship insured at the expense of the Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including, without limitation, protection and indemnity war risks with a separate limit not less than hull value of the Ship);

(c)

protection and indemnity risks (including, without limitation, protection and indemnity war risks in excess of the amount for war risks (hull) and oil pollution liability risks) in each case in the highest amount available in the international insurance market); and

(d)

any other risks the insurance of which the Security Trustee (acting on the instructions of the Majority Lenders), having regard to practices, recommendations and other circumstances prevailing at the relevant time, may from time to time require by notice to the Borrower.

13.3	Terms of obligatory insurances

The Borrower shall effect such insurances in such amounts in such currency and upon such terms and conditions (including, without limitation, any LSW 1189 or, in the opinion of the Security Trustee, comparable mortgage clause) as shall from time to time be approved in writing by the Security Trustee in its sole discretion, but in any event as follows:

(a)	in Dollars;

(b)

in the case of fire and usual marine risks and war risks, on an agreed value basis in an amount equal to at least the higher of (i) an amount which is equal to 120 per cent. of the aggregate of (A) the Loan and (B) the principal amount secured by any equal or prior ranking Security Interest on that Ship and (ii) the Market Value of that Ship;

(c)

in the case of oil pollution liability risks, for an amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the International Group of Protection and Indemnity Clubs) and the international marine insurance market (currently $1,000,000,000 for any one accident or occurrence);

(d)	in relation to protection and indemnity risks in respect of the full value and tonnage of the Ship;

(e)	in relation to war risks insurance, extended to cover piracy and terrorism where excluded under the fire and usual marine risks insurance;

(f)	on approved terms and conditions;

(g)	such other risks of whatever nature and howsoever arising in respect of which insurance would be maintained by a prudent owner of a vessel similar to the Ship; and

(h)

through approved brokers and with approved insurance companies and/or underwriters which have a Standard & Poor’s rating of at least BBB- or a comparable rating by any other rating agency acceptable to the Security Trustee (acting on the instructions of the Majority Lenders) or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations which are members of the International Group of Protection and Indemnity Clubs.

13.4	Further protections for the Creditor Parties

In addition to the terms set out in Clause 13.3, the Borrower shall and shall procure that:

(a)

it and any and all third parties who are named assured or co-assured under any obligatory insurance shall assign their interest in any and all obligatory insurances and other Insurances if so required by the Agent;

(b)

whenever the Security Trustee requires, the obligatory insurances name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation they may have under any applicable law against the Security Trustee but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)

the interest of the Security Trustee as assignee and as loss payee shall be duly endorsed on all slips, cover notes, policies, certificates of entry or other instruments of insurance in respect of the obligatory insurances;

(d)	the obligatory insurances shall name the Security Trustee as sole loss payee with such directions for payment as the Security Trustee may specify;

(e)

the obligatory insurances shall provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(f)

the obligatory insurances shall provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Security Trustee in respect of any rights or interests (secured or not) held by or available to the Security Trustee in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (f) from making personal claims against persons (other than the Borrower or any Creditor Party) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(g)

the obligatory insurances shall provide that the obligatory insurances shall be primary without right of contribution from other insurances effected by the Security Trustee or any other Creditor Party;

(h)	the obligatory insurances shall provide that the Security Trustee may make proof of loss if the Borrower fails to do so; and

(i)

the obligatory insurances shall provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Security Trustee, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall only be effective against the Security Trustee 14 days (or 7 days in the case of war risks) after receipt by the Security Trustee of prior written notice from the insurers of such cancellation, change or lapse.

13.5	Renewal of obligatory insurances

The Borrower shall:

(a)	at least 14 days before the expiry of any obligatory insurance effected by it:

(i)

notify the Security Trustee of the brokers, underwriters, insurance companies and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that obligatory insurance and of the proposed terms and conditions of renewal; and

(ii)	seek the Security Trustee’s approval to the matters referred to in paragraph (i);

(b)	at least 7 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(c)

procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking

The Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all cover notes and policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters of undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)

they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)

they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry; letters of undertaking

The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for the Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee;

(c)

where required to be issued under the terms of insurance/indemnity provided by the Borrower’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by the Borrower in accordance with the requirements of such protection and indemnity association; and

(d)

a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority or, as the case may be, protection and indemnity associations in relation to the Ship (if applicable).

13.8	Deposit of original policies

The Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums

The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees

The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Compliance with terms of insurances

The Borrower shall not do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular it shall:

(a)

take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances;

(c)

make (and promptly supply copies to the Agent) of all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation) and, if applicable, shall procure that the Approved Manager complies with this requirement; and

(d)

not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances

The Borrower shall neither make nor agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.

13.13	Settlement of claims

The Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances and shall do all things necessary to ensure such collection or recovery is made.

13.14	Provision of copies of communications

The Borrower shall provide the Security Trustee, when so requested, copies of all written communications between the Borrower and:

(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	the Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)

any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a), (b) or (c) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15	Provision of information and further undertakings

In addition, the Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 or dealing with or considering any matters relating to any such insurances,

and the Borrower shall:

(i)

do all things necessary and provide the Agent and the Security Trustee with all documents and information to enable the Security Trustee to collect or recover any moneys in respect of the Insurances which are payable to the Security Trustee pursuant to the Finance Documents; and

(ii)

promptly provide the Agent with full information regarding any Major Casualty in consequence whereof the Ship has become or may become a Total Loss and agree to any settlement of such casualty or other accident or damage to the Ship only with the Agent’s prior written consent, and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.16	Mortgagee’s interest and additional perils insurances

The Security Trustee shall be entitled from time to time to effect, maintain and renew all or any of the following insurances in such amounts, on such terms, through such insurers and generally in such manner as the Majority Lenders may from time to time consider appropriate:

(a)

a mortgagee’s interest insurance providing for the indemnification of the Creditor Parties for any losses under or in connection with any Finance Document (in an amount of up to the aggregate of (i) 120 per cent. of the Loan and (ii) the principal amount secured by any equal or prior ranking Security Interest on the Ship) which directly or indirectly result from loss of or damage to the Ship or a liability of the Ship or of the Borrower, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:

(i)

any act or omission on the part of the Borrower, of any operator, charterer, manager or sub-manager of the Ship or of any officer, employee or agent of the Borrower or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)

any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of the Borrower, any other person referred to in paragraph (i) above, or of any officer, employee or agent of the Borrower or of such a person, including the casting away or damaging of the Ship and/or the Ship being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing; and

(b)

a mortgagee’s interest additional perils insurance providing for the indemnification of the Creditor Parties against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of the Ship, the imposition of any Security Interest over the Ship and/or any other matter capable of being insured against under a mortgagee’s interest additional perils policy whether or not similar to the foregoing, and in an amount of up to (i) 110 per cent. of the Loan and (ii) the principal amount secured by any equal or prior ranking Security Interest on the Ship, and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.17	Review of insurance requirements

The Security Trustee shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Agent (acting on the instructions of the Majority Lenders), significant and capable of affecting the Borrower, the Ship and its Insurances (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrower may be subject) and the Borrower shall upon demand fully indemnify the Agent in respect of all fees and other expenses incurred by or for the account of the Agent in appointing an independent marine insurance broker or adviser to conduct such review.

13.18	Modification of insurance requirements

The Security Trustee shall notify the Borrower of any proposed modification under Clause 13.17 to the requirements of this Clause 13 which the Security Trustee reasonably considers appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 13 and shall bind the Borrower accordingly.

13.19	Compliance with mortgagee’s instructions

The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require the Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Borrower implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.18.

14	SHIP COVENANTS

14.1	General

The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, acting with the authorisation of the Majority Lenders, may otherwise permit in writing.

14.2	Ship’s name and registration

The Borrower shall keep the Ship registered in its name under an Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship.

14.3	Repair and classification

The Borrower shall, and shall procure that the Approved Manager shall, keep the Ship in a good and safe condition and state of repair, sea and cargo worthy in all respects:

(a)	consistent with first-class ship ownership and management practice;

(b)

so as to maintain the highest class free of overdue recommendations and conditions, with a classification society which is a member of IACS (other than the China Classification Society and the Russian Maritime Registry of Shipping) and acceptable to the Agent; and

(c)

so as to comply with all laws and regulations applicable to vessels registered at ports in the applicable Approved Flag State or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code, and the Agent shall be given power of attorney in the form attached as Schedule 6 to act on behalf of the Borrower in order to, inspect the class records and any files held by the classification society and to require the classification society to provide the Agent or any of its nominees with any information, document or file, it might request and the classification society shall be fully entitled to rely hereon without any further inquiry.

14.4	Classification society undertaking

The Borrower shall instruct the classification society referred to in Clause 14.3 (and procure that the classification society undertakes with the Security Trustee) in relation to the Ship:

(a)

to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records and any other related records held by the classification society in relation to the Ship;

(b)

to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of the Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the classification society:

(i)	receives notification from the Borrower or any person that the Ship’s classification society is to be changed; or

(ii)

becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship’s class under the rules or terms and conditions of the Borrower’s or the Ship’s membership of the classification society;

(d)	following receipt of a written request from the Security Trustee:

(i)

to confirm that the Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)

if the Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

14.5	Modification

The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce its value.

14.6	Removal of parts

The Borrower shall not remove any material part of the Ship, or any item of equipment installed on the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the Ship the property of the Borrower and subject to the security constituted by the relevant Mortgage Provided that the Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

14.7	Surveys

The Borrower shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.

14.8	Inspection

The Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections at the Borrower’s expense (which if no Event of Default has occurred and is continuing shall be limited to once in each calendar year).

14.9	Prevention of and release from arrest

The Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of the Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc.

The Borrower shall:

(a)

comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship, its ownership, operation and management or to the business of the Borrower;

(b)	not employ the Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)

in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless the prior written consent of the Security Trustee has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

14.11	Provision of information

The Borrower shall promptly provide the Security Trustee with any information which it requests regarding:

(a)	the Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)	any towages and salvages; and

(e)	its compliance, the Approved Manager’s compliance and the compliance of the Ship with the ISM Code and the ISPS Code,

and, upon the Security Trustee’s request, provide copies of any current charter relating to the Ship, of any current charter guarantee and copies of the Borrower’s or the Approved Manager’s Document of Compliance, Safety Management Certificate and the ISSC.

14.12	Notification of certain events

The Borrower shall:

(a)	before entering into:

(i)	any demise charter for any period in respect of the Ship; or

(ii)	any other Assignable Charter,

notify the Agent and provide copies of any draft charter relating to the Ship and, if applicable, any draft charter guarantee and the Borrower shall be entitled to enter into such charter without the consent of the Creditor Parties Provided that:

(A)

that Borrower executes in favour of the Security Trustee a specific assignment of all its rights, title and interest in and to such charter and any charter guarantee in the form of a Charterparty Assignment;

(B)

the charterer and any charter guarantor receive a notice (1) of the specific assignment of such charter and charter guarantee and (2) that the Mortgage over the Ship has been registered prior to the entry into such charter;

(C)

in the case where such charter is a demise charter the charterer undertakes to the Security Trustee (1) to comply with all of the Borrower’s undertakings with regard to the employment, insurances, operation, repairs and maintenance of the Ship contained in this Agreement, the Mortgage and the General Assignment in relation to the Ship (2) to provide an assignment of its interest in the insurances of the Ship in the form of a Charterparty Assignment;

(D)	the Borrower provides certified true and complete copies of the charter relating to the Ship and of any current charter guarantee, if any, promptly after its execution;

(E)

the Agent’s receipt of a copy of the charter and its failure or neglect to act, delay or acquiescence in connection with the Borrower’s entering into such charter shall not in any way constitute an acceptance by the Agent of whether or not the Earnings under the charter are sufficient to meet the debt service requirements under this Agreement nor shall it in any way affect the Agent’s or the Security Trustee’s entitlement to exercise its rights under the Finance Documents pursuant to Clause 19 upon the occurrence of an Event of Default arising as a result of an act or omission of the charterer; and

(F)	the Borrower delivers to the Agent such other documents equivalent to those referred to at paragraphs 2, 3, 4, 5,7, 8 and 9 of Schedule 3, Part A as the Agent may require; and

(b)	immediately notify the Security Trustee by letter, of:

(i)

its entry into any agreement or arrangement for the postponement of any date on which any Earnings are due, the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of the Borrower to any Earnings;

(ii)	its entry into any time or consecutive voyage charter in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 11 months;

(iii)	any casualty which is or is likely to be or to become a Major Casualty;

(iv)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(v)	any requirement, overdue condition or recommendation made by any insurer or classification society or by any competent authority which is not complied with in accordance with its terms;

(vi)	any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or its Earnings or any requisition of the Ship for hire;

(vii)	any unscheduled dry docking of the Ship;

(viii)	any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;

(ix)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, the Approved Manager or otherwise in connection with the Ship;

(x)	its intention to de-activate or lay up the Ship; or

(xi)	any other matter, event or incident, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and the Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc.

The Borrower shall not, in relation to the Ship:

(a)	enter into any charter in relation to the Ship under which more than two months’ hire (or the equivalent) is payable in advance;

(b)	charter the Ship otherwise than on bona fide arm’s length terms at the time when the Ship is fixed;

(c)	appoint a manager of the Ship other than the Approved Manager; or

(d)

put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or its Earnings for the cost of such work or for any other reason.

14.14	Notice of Mortgage

The Borrower shall keep the Mortgage registered against the Ship as a valid first preferred or, as the case may be, priority mortgage, carry on board the Ship a certified copy of that Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Security Trustee.

14.15	Sharing of Earnings

The Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings (other than (i) any profit sharing agreement with a charterer which takes effect above an agreed minimum charter hire rate payable to the Borrower under a charter to which the Borrower is a party and (ii) any pool agreement, in either case, on bona fide arm’s length terms).

14.16	ISPS Code

The Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship and the company responsible for the Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for the Ship an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

15	SECURITY COVER

15.1	Minimum required security cover

Clause 15.2 applies if the Agent notifies the Borrower that the Security Cover Ratio is below 125 per cent.

15.2	Prepayment; provision of additional security

If the Agent serves a notice on the Borrower under Clause 15.1, the Borrower shall prepay such part at least of the Loan as will eliminate the shortfall on or before the date falling 14 Business Days after the date on which the Agent’s notice is served under Clause 15.1 (the “Prepayment Date”) unless at least 5 calendar days before the Prepayment Date the Borrower has provided, or ensured that a third party has provided, additional security which, in the reasonable opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require.

15.3	Valuation of the Ship

The Market Value of the Ship:

(a)

to be determined for the purposes of Clause 9.1(d), is that shown by taking the arithmetic mean of two valuations issued by 2 Approved Brokers, one of which shall be issued by an Approved Broker to be nominated by the Borrower and appointed by the Agent and the other nominated and appointed by the Agent (unless the Borrower has not nominated appoint an Approved Broker by the date falling 14 days prior to the Drawdown Date in which case the Agent will be entitled to select and appoint a second Approved Broker and the Market Value of the Ship shall be shown by taking the arithmetic means of the two valuations obtained); and

(b)

at any other date is that shown in a valuation addressed to the Agent to be issued by an Approved Broker, nominated and appointed by the Borrower and addressed to the Agent (the “First Valuation”) unless the Agent obtains a second valuation issued by an Approved Broker nominated and appointed by the Agent (the “Second Valuation”) in which case the Market Value of the Ship at the relevant date is that shown:

(i)	if the difference between the First Valuation and the Second Valuation is less than 10 per cent., in the First Valuation; and

(ii)	if the difference between the First Valuation and the Second Valuation is greater than 10 per cent. but less than 15 per cent. or less, by taking the arithmetic average of such valuations,

each valuation issued pursuant to paragraphs (a) and (b) of this Clause 15.3 to be prepared:

(A)	as at a date not more than 30 days previously;

(B)	with or without physical inspection of that Ship (as the Agent may require); and

(C)

on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(c)

if the difference between 2 valuations in respect of the Ship obtained at any one time, in each case, pursuant to this Clause 15.3 is greater than 15 per cent. a valuation shall be commissioned from a third Approved Broker selected and appointed by the Agent. Such valuation to be conducted in accordance with this Clause 15.3 and the Market Value of that Ship in such circumstances shall be the average of all three valuations.

15.4	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.

15.5	Valuations binding

Any valuation under Clause 15.2, 15.3 or 15.4 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

15.6	Provision of information

The Borrower shall promptly provide the Agent and any Approved Broker or expert acting under Clause 15.3 or 15.4 with any information which the Agent or that Approved Broker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which that Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7	Payment of valuation expenses

Without prejudice to the generality of the Borrower’s obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

15.8	Frequency of valuations

The Borrower shall provide the Agent with a valuation of the Ship, dated as of June or, as the case may be, December, on the date on which the Agent receives any financial statements in accordance with Clauses 11.6(a) and 11.6(b) for the period ending on the dates referred to above in respect of which the Market Value of the Ship will be determined and the Compliance Certificate in accordance with Clause 11.20 and the Agent may, otherwise, request valuations to determine the Borrower’s compliance under Clause 15.1 not less than twice during each 12-month period during the Security Period.

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments

All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)

in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)

in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to the account of the Agent at J.P. Morgan Chase Bank (SWIFT Code CHASUS33) (Account No. 001 1331 808 in favour of HSH Nordbank AG, SWIFT Code HSHNDEHH; Reference “Red Rose Shipping Corp.”) or to such other account with such other bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

16.2	Payment on non-Business Day

If any payment by either Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments

All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties

Subject to Clauses 16.5, 16.6 and 16.7:

(a)

any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than five Business Days previously; and

(b)

amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

16.6	Agent only obliged to pay when monies received

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Agent has satisfied itself that it has received that sum.

16.7	Refund to Agent of monies not received

If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)

pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt

Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9	Creditor Party accounts

Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10	Agent’s memorandum account

The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11	Accounts prima facie evidence

If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

17.1	Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

(i)

firstly, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21 and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document) other than those amounts referred to at paragraphs (ii) and (iii);

(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents; and

(iii)	thirdly, in or towards satisfaction of the Loan; and

(b)

SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will either or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

17.2	Application by any covered bond Lender

If and to the extent that any Lender includes the Loan and/or a Mortgage in its covered bond register, any enforcement proceeds recovered under the Finance Documents and attributable to it under the relevant Finance Document shall, notwithstanding the provisions of Clause 17.1(a), be applied by it first to the part of the Loan that corresponds to that Lender’s Contribution registered in its covered bond register and thereafter in the following order:

(a)	firstly, in or towards satisfaction of the amounts set out under Clause 17.1(a)(i);

(b)	secondly, in or towards satisfaction of the amounts set out under Clause 17.1 (a)(ii); and

(c)	thirdly, in or towards satisfaction of any part of the Loan that corresponds to any unregistered part of that Lender’s contribution.

17.3	Variation of order of application

The Agent may, with the authorisation of the Majority Lenders, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 (but not, for the avoidance of doubt, that set out in Clause 17.2) either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.4	Notice of variation of order of application

The Agent may give notices under Clause 17.3 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.5	Appropriation rights overridden

This Clause 17 and any notice which the Agent gives under Clause 17.3 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18	APPLICATION OF EARNINGS

18.1	Payment of Earnings

The Borrower undertakes with each Creditor Party that, throughout the Security Period (and subject only to the provisions of the General Assignment):

(a)	it shall maintain the Accounts with the Account Bank;

(b)	it shall ensure that all Earnings of the Ship are paid to the Earnings Account; and

(c)	all Minimum Liquidity and Additional Minimum Liquidity amounts required pursuant to Clause 11.19 shall be maintained in the Liquidity Account.

18.2	Monthly retentions

The Borrower undertakes with each Creditor Party to ensure that, on and from the date falling one month after the Drawdown Date and at monthly intervals thereafter during the Security Period, there are transferred in respect of Loan drawn on the Drawdown Date to the Retention Account out of the Earnings received in the Earnings Account during the preceding month:

(a)	one-third of the amount of the relevant Instalment falling due in respect of the Loan under Clause 8.1 on the next Repayment Date; and

(b)	the relevant fraction of the aggregate amount of interest on the Loan which is payable on the next due date for payment of interest under this Agreement,

and the Borrower irrevocably authorises the Agent to make those transfers (in its sole discretion and without any obligation) if the Borrower fails to do so.

The “relevant fraction”, in relation to paragraph (b), is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period (or if the current Interest Period in respect of the Loan ends after the next due date for payment of interest under this Agreement, the number of months from the later of the commencement of the current Interest Period in respect of the Loan or the last due date for payment of interest to the next due date for payment of interest in respect of the Loan under this Agreement).

18.3	Shortfall in Earnings

If the aggregate Earnings received in the Earnings Account are insufficient at any time for the required amount to be transferred to the Retention Account under Clause 18.2, the Borrower shall immediately pay the amount of the insufficiency into the Retention Account.

18.4	Application of retentions

Until an Event of Default or a Potential Event of Default occurs, the Agent shall, to the extent there are sufficient funds standing to the credit of the Retention Account, on each Repayment Date and on each due date for the payment of interest under this Agreement distribute to the Lenders in accordance with Clause 16.4 so much of the then balance on the Retention Account as equals:

(a)	the Instalment due on that Repayment Date pursuant to Clause 8.1; or

(b)	the amount of interest in respect of the Loan payable on that interest payment date,

in discharge of the Borrower’s liability for that Instalment or that interest.

18.5	Interest accrued on the Accounts

Any credit balance on each Account shall bear interest at the rate from time to time offered by the Agent to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Agent likely to remain on that Account.

18.6	Release of accrued interest

Interest accruing under Clause 18.5 shall be credited to the relevant Account and may be released to the Borrower pursuant to Clause 18.10.

18.7	Location of Accounts

The Borrower shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of the Accounts (or any of them); and

(b)

execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Accounts.

18.8	Debits for fees, expenses etc.

The Agent shall be entitled (but not obliged) from time to time to debit any Account without prior notice in order to discharge any amount due and payable under Clauses 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clauses 20 or 21.

18.9	Borrower’s obligations unaffected

The provisions of this Clause 18 (as distinct from a distribution effected under Clause 18.4) do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.

18.10	Restriction on withdrawal

During the Security Period no sum may be withdrawn by the Borrower from the Liquidity Account or the Retention Account (other than interest pursuant to Clause 18.6, provided that no Event of Default or Potential Event of Default has occurred which is continuing), without the prior written consent of the Agent.

The Borrower may, in any calendar month, after having transferred and/or after having taken into account all amounts due or which will become due to the Retention Account in such calendar month in accordance with Clause 18.2, withdraw any surplus (a “Surplus”) from the Earnings Account as it may think fit for purposes permitted by this Agreement and the other Finance Documents Provided always no Event of Default or Potential Event of Default has occurred which is continuing in which case any Surplus shall remain on the Earnings Account and the Borrower may only withdraw the Surplus (or any part thereof) with the prior written consent of the Agent (acting upon the instructions of the Majority Lenders in order to satisfy the documented and properly incurred operating expenses of the Ship.

19	EVENTS OF DEFAULT

19.1	Events of Default

An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document unless:

(i)	its failure to pay is caused by administrative or technical error or a Disruption Event; and

(ii)	payment is made within 5 calendar days; or

(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 11.18, 11.19, 11.20, 12.2, 12.3 or 15.2 or clause 12.4 of the Corporate Guarantee; or

(c)

any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the reasonable opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 30 Business Days (or any other grace period agreed by the Agent) after written notice from the Agent requesting action to remedy the same; or

(d)

(subject to any applicable grace period specified in the Finance Documents) any material breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)

any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading in any material respect when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:

(i)

any Financial Indebtedness of a Relevant Person is not paid when due unless the Relevant Person is contesting its obligation to pay the relevant amount in good faith and on substantial grounds and by appropriate proceedings and adequate reserves have been set aside for its payment if such proceedings fail; or

(ii)

any Financial Indebtedness of a Relevant Person which in the case of any Relevant Person other than the Borrower exceeds $10,000,000 (or the equivalent in any other currency in aggregate), becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)

any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person which in the case of any Relevant Person other than the Borrower exceeds $10,000,000 (or the equivalent in any other currency in aggregate) ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(iv)

any Security Interest securing any Financial Indebtedness of a Relevant Person, which in the case of any Relevant Person other than the Borrower exceeds an amount of $10,000,000 (or the equivalent in any other currency in aggregate), becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the reasonable opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)

any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress or any form of freezing order, which in the case of any Relevant Person other than the Borrower exceeds $10,000,000 (or the equivalent in any other currency in aggregate), and such execution, attachment, arrest, sequestration, distress or freezing order is not withdrawn within thirty (30) Business Days; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)

any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)

a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower, or the Corporate Guarantor or the Shareholder which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than three months after the commencement of the winding up; or

(viii)

an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 60 days of being made or presented, or (bb) within 60 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)

a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)

any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)

in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the reasonable opinion of the Majority Lenders is similar to any of the foregoing; or

(h)	the Borrower ceases or suspends carrying on its business or a part of its business which, in the reasonable opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)

for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)

any official consent necessary to enable the Borrower to own, operate or charter the Ship or to enable the Borrower or any Security Party to comply with any provision which the Majority Lenders reasonably consider material of a Finance Document or any Underlying Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled unless such revocation is validly contested in good faith by the Borrower or, as the case may be, that Security Party; or

(k)

it appears to the Majority Lenders that, without their prior consent, either (i) a Change of Control has occurred or probably has occurred after the date of this Agreement or (ii) the Shareholder ceases being the direct legal and beneficial owner of the shares in the Borrower and of the voting rights attaching to those shares; or

(l)

any provision which the Majority Lenders reasonably consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest (excluding any Permitted Security Interests); or

(m)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(n)

the Borrower or any Security Party or any other person (other than a Creditor Party) repudiates any of the Finance Documents to which the Borrower or that Security Party or person is a party or evidences an intention to do so; or

(o)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of the Borrower, the Corporate Guarantor or any other Security Party; or

(ii)	the commencement of legal or administrative action involving the Borrower, the Ship, either of the Approved Manager or any Security Party; or

(iii)

the withdrawal of any material license or governmental or regulatory approval in respect of the Ship, the Borrower, the Approved Manager or the Borrower’s or Approved Manager’s business (unless such withdrawal can be contested with the effect of suspension and is in fact so contested in good faith by the Borrower or the Approved Manager), which in the reasonable opinion of the Lenders constitutes a Material Adverse Change.

19.2	Actions following an Event of Default

On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that all or part of the Commitments and of the other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or

(ii)

serve on the Borrower a notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)

take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)

the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a)(i) or (a)(ii), the Security Trustee, the Agent, the Mandated Lead Arranger and/or the Lenders are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments

On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled.

19.4	Acceleration of Loan

On the service of a notice under Clause 19.2(a)(ii), all or, as the case may be, the part of the Loan specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice

The Agent may serve notices under Clauses 19.2(a)(i) or 19.2(a)(ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6	Notification of Creditor Parties and Security Parties

The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7	Creditor Party rights unimpaired

Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party liability

No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)

for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)

as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by gross negligence, the dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

19.9	Relevant Persons

In this Clause 19, a “Relevant Person” means the Borrower or any Security Party.

19.10	Interpretation

In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

20	FEES AND EXPENSES

20.1	Structuring and commitment fees

The Borrower shall pay to the Agent:

(a)

a non-refundable structuring fee in the amount of $107,100 which shall be due and payable to the Agent (for its own account) on the earliest of (i) the Drawdown Date, (ii) the last day of the Availability Period and (iii) the date of cancellation of the Total Commitment; and

(b)

a non-refundable commitment fee, at the rate of 1.00 per cent. per annum on the undrawn or uncancelled amount of the Total Commitments, payable quarterly in arrears for distribution among the Lenders pro rata to their Commitments, during the period from (and including) the date of this Agreement to the earlier of (i) the Drawdown Date and (ii) the last day of the Availability Period (and on the last day of such period).

20.2	Costs of negotiation, preparation etc.

The Borrower shall pay to the Agent on its demand the amount of all legal and other expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3	Costs of variations, amendments, enforcement etc.

The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned, the amount of all legal and other expenses incurred by a Creditor Party in connection with:

(a)

any amendment or supplement (or any proposal for such an amendment or supplement) requested (or, in the case of a proposal, made) by or on behalf of the Borrower and relating to a Finance Document or any other Pertinent Document;

(b)

any consent, waiver or suspension of rights by the Lenders, the Majority Lenders or the Creditor Party concerned or any proposal for any of the foregoing requested (or, in the case of a proposal, made) by or on behalf of the Borrower under or in connection with a Finance Document or any other Pertinent Document;

(c)	the valuation of any security provided or offered under and pursuant to Clause 15 or any other matter relating to such security; or

(d)

any step taken by the Lender concerned with a view to the preservation, protection, exercise or enforcement of any rights or Security Interest created by a Finance Document or for any similar purpose including, without limitation, any proceedings to recover or retain proceeds of enforcement or any other proceedings following enforcement proceedings until the date all outstanding indebtedness to the Creditor Parties under the Finance Documents and any other Pertinent Document is repaid in full.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Documentary taxes

The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

20.5	Certification of amounts

A notice which is signed by two officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Loan

The Borrower shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)

The Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity after the Drawdown Notice has been served in accordance with the provisions of this Agreement;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)

any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7) including but not limited to any costs and expenses of enforcing any Security Interests created by the Finance Documents and any claims, liabilities and losses which may be brought against, or incurred by, a Creditor Party when enforcing any Security Interests created by the Finance Documents; and

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19,

and in respect of any tax (other than tax on its overall net income and a FATCA Deduction) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Break Costs

If a Lender (the “Notifying Lender”) notifies the Agent that as a consequence of receipt or recovery of all or any part of the Loan (a “Payment”) on a day other than the last day of an Interest Period applicable to the sum received or recovered the Notifying Lender has or will, with effect from a specified date, incur Break Costs:

(a)	the Agent shall promptly notify the Borrower of a notice it receives from a Notifying Lender under this Clause 21.2;

(b)	the Borrower shall, within five Business Days of the Agent’s demand, pay to the Agent for the account of the Notifying Lender the amount of such Break Costs; and

(c)

the Notifying Lender shall, as soon as reasonably practicable, following a request by the Borrower, provide a certificate confirming the amount of the Notifying Lender’s Break Costs for the Interest Period in which they accrue, such certificate to be, in the absence of manifest error, conclusive and binding on the Borrower.

In this Clause 21.2, “Break Costs” means, in relation to a Payment the amount (if any) by which:

(i)

the interest which the Notifying Lender, should have received in accordance with Clause 5 in respect of the sum received or recovered from the date of receipt or recovery of such Payment to the last day of the then current Interest Period applicable to the sum received or recovered had such Payment been made on the last day of such Interest Period;

exceeds

(ii)

the amount which the Notifying Lender, would be able to obtain by placing an amount equal to such Payment on deposit with a leading bank in the Relevant Interbank Market for a period commencing on the Business Day following receipt or recovery of such Payment (as the case may be) and ending on the last day of the then current Interest Period applicable to the sum received or recovered.

21.3	Other breakage costs

Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including (without limitation) (i) a loss of a prospective profit, incurred by a Lender in borrowing, liquidating or re-employing deposits from third parties acquired, contracted for or arranged to fund, effect or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount) other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the gross negligence or wilful misconduct of the officers or employees of the Creditor Party concerned and (ii) any applicable legal fees.

21.4	Miscellaneous indemnities

The Borrower shall fully indemnify each Creditor Party severally on their respective demands, without prejudice to any of their other rights under any of the Finance Documents, in respect of all claims, expenses, liabilities and losses which may be made or brought against or sustained or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)

any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;

(b)	investigating any event which the Creditor Party concerned reasonably believes constitutes an Event of Default or Potential Event of Default;

(c)	acting or relying on any notice, request or instruction which the Creditor Party concerned reasonably believes to be genuine, correct and appropriately authorised,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty, gross negligence or wilful misconduct of the officers or employees of the Creditor Party concerned.

21.5	Environmental Indemnity

Without prejudice to the generality of Clause 21.4, this Clause 21.5 covers any claims, demands, proceedings, liabilities, taxes, losses, liabilities or expenses of every kind which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code or the ISPS Code, any Environmental Law.

21.6	Currency indemnity

If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order, award or judgment relating to a Finance Document (a “Sum”) has to be converted from the currency in which the Finance Document provided for the Sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making, filing or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order, judgment or award from any court or other tribunal in relation to any litigation or arbitration proceedings; or

(c)	enforcing any such order, judgment or award,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify the Creditor Party to whom that Sum is due against any cost, loss or liability arising when the payment actually received by that Creditor Party is converted at the available rate of exchange back into the Contractual Currency including any discrepancy between (A) the rate of exchange actually used to convert the Sum from the Payment Currency into the Contractual Currency and (B) the available rate of exchange.

In this Clause 21.6, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the Sum to purchase the Contractual Currency with the Payment Currency.

The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

If any Creditor Party receives any Sum in a currency other than the Contractual Currency, the Borrower shall indemnify in full the Creditor Party concerned against any cost, loss or liability arising directly or indirectly from any conversion of such Sum to the Contractual Currency.

This Clause 21.6 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.7	Certification of amounts

A notice which is signed by two officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.8	Sums deemed due to a Lender

For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions

All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, counter-claim, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

22.2	Grossing-up for taxes

If, at any time, the Borrower is required by law, regulation or regulatory requirement to make a tax deduction from any payment due under a Finance Document:

(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)

the amount due in respect of the payment shall be increased by the amount necessary to ensure that, after the making of such tax deduction, each Creditor Party receives on the due date for such payment (and retains free from any liability relating to the tax deduction) a net amount which is equal to the full amount which it would have received had no such tax deduction been required to be made; and

(c)

the Borrower shall pay the full amount of the tax required to be deducted to the appropriate taxation authority promptly in accordance with the relevant law, regulation or regulatory requirement, and in any event before any fine or penalty arises.

22.3	Indemnity and evidence of payment of taxes

The Borrower shall fully indemnify each Creditor Party on the Agent’s demand in respect of all claims, expenses, liabilities and losses incurred by any Creditor Party by reason of any failure of the Borrower to make any tax deduction or by reason of any increased payment not being made on the due date for such payment in accordance with Clause 22.2. Within 30 days after making any tax deduction, the Borrower shall deliver to the Agent any receipts, certificates or other documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4	Exclusion of tax on overall net income

In this Clause 22 “tax deduction” means any deduction or withholding from any payment due under a Finance Document for or on account of any present or future tax except:

(a)	tax on a Creditor Party’s overall net income; and

(b)	a FATCA Deduction.

22.5	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Creditor Party to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)

If a Lender knows or has reason to know that the Borrower is a US Tax Obligor, or where the Agent reasonably believes that its obligations under FATCA require it, each Lender shall, within ten Business Days of:

(i)	where the Lender knows or has reason to know that the Borrower is a US Tax Obligor and the relevant Lender is a Party as at the date of this Agreement, the date of this Agreement;

(ii)

where the Lender knows or has reason to know that the Borrower is a US Tax Obligor and the relevant Lender became a Party after the date of this Agreement, the date on which the relevant Transfer Certificate became effective; or

(iii)	the date of a request from the Agent,

supply to the Agent:

(iv)	a withholding certificate on US Internal Revenue Service Form W-8 or Form W-9 (or any successor form) (as applicable); or

(v)	any withholding statement and other documentation, authorisations and waivers as the Agent may require to certify or establish the status of such Lender under FATCA.

The Agent shall provide any withholding certificate, withholding statement, documentation, authorisations and waivers it receives from a Lender pursuant to this paragraph (e) to the Borrower, to the extent required for compliance with FATCA or any other law or regulation, and shall be entitled to rely on any such withholding certificate, withholding statement, documentation, authorisations and waivers provided without further verification. The Agent shall not be liable for any action taken by it under or in connection with this paragraph (e).

(f)

Each Lender agrees that if any withholding certificate, withholding statement, documentation, authorisations and waivers provided to the Agent pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, it shall promptly update such withholding certificate, withholding statement, documentation, authorisations and waivers or promptly notify the Agent in writing of its legal inability to do so. The Agent shall provide any such updated withholding certificate, withholding statement, documentation, authorisations and waivers to the Borrower, to the extent required for compliance with FATCA or any other law or regulation. The Agent shall not be liable for any action taken by it under or in connection with this paragraph (f).

22.6	FATCA Deduction

(a)

Each Party may make any FATCA Deduction as it reasonably determines it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Creditor Parties.

23	ILLEGALITY, ETC.

23.1	Illegality

This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to perform, maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement or to fund or maintain the Loan.

23.2	Notification of illegality

The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3	Prepayment; termination of Commitment

On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender’s Commitment shall be immediately cancelled; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution on the last day of the then current Interest Period in accordance with Clauses 8.10 and 8.11.

24	INCREASED COSTS

24.1	Increased costs

This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)

the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)

complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or

(c)

the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (the “Basel II Accord”) or any other law or regulation implementing the Basel II Accord or any of the approaches provided for and allowed to be used by banks under or in connection with the Basel II Accord, in each case when compared to the cost of complying with such regulations as determined by the Agent (or parent company of it) on the date of this Agreement (whether such implementation, application or compliance is by a government, regulator, supervisory authority, the Notifying Lender or its holding company); or

(d)

the implementation or application of or compliance with Basel III or any law or regulation which implements or applies Basel III (regardless of the date on which it is enacted, adopted or issued and regardless of whether any such implementation, application or compliance is by a government, regulator, the Notifying Lender or any of its affiliates), the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

24.2	Meaning of “increased cost”

In this Clause 24, “increased cost” means, in relation to a Notifying Lender:

(a)

an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)

an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement,

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22 or a FATCA Deduction required to be made by a Party.

For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

24.3	Notification to Borrower of claim for increased costs

The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.4	Payment of increased costs

The Borrower shall pay to the Agent, within 5 Business Days after the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5	Notice of prepayment

If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrower may give the Agent not less than 14 days’ notice of their intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

24.6	Prepayment; termination of Commitment

A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)

on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

24.7	Application of prepayment

Clause 8 shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances

Each Creditor Party may without prior notice to the Borrower but with prior notice to the Agent:

(a)

apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2	Existing rights unaffected

No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3	Sums deemed due to a Lender

For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4	No Security Interest

This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Borrower

The Borrower may not assign or transfer any of its rights, liabilities or obligations under any Finance Document.

26.2	Transfer by a Lender

Subject to Clause 26.4, a Lender (the “Transferor Lender”) may at any time, without the consent of the Borrower or any Security Party, but after consultation with the Borrower, cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b); or

(d)	all or part of its credit risk under this Agreement and the other Finance Documents,

to be syndicated to or, (in the case of its rights) assigned, pledged or transferred to, or (in the case of its obligations) pledged or assumed by, any other bank or financial institution or to a trust, fund or other entity, provided such other entity is regularly engaged in, or established for the purpose of, making, purchasing or investing in loans, securities or other financial assets (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 5 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

However, any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

All costs and expenses relating to a transfer effected pursuant to this Clause 26.2 shall be borne by the Transferee Lender.

26.3	Transfer Certificate, delivery and notification

As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee and each of the other Lenders;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above.

26.4	Effective Date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5	No transfer without Transfer Certificate

Except as provided in Clause 26.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Lender re-organisation

However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender only upon receipt by the Agent of a notice to this effect and evidence that all rights and obligations have automatically and by operation of law vested in the successor by virtue of the merger, de-merger or other reorganisation, without the need for the execution and delivery of a Transfer Certificate; the Agent shall in that event inform the Borrower and the Security Trustee accordingly.

26.7	Effect of Transfer Certificate

A Transfer Certificate takes effect in accordance with English law as follows:

(a)

to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)

the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)

any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)

the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)

in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8	Maintenance of register of Lenders

During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least three Business Days’ prior notice.

26.9	Reliance on register of Lenders

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates

The Borrower, the Security Trustee and each Lender irrevocably authorises the Agent to sign Transfer Certificates on its behalf. The Borrower and each Security Party irrevocably agree to the transfer procedures set out in this Clause 26 and to the extent the cooperation of the Borrower and/or any Security Party shall be required to effect any such transfer, the Borrower and such Security Party shall take all necessary steps to afford such cooperation Provided that this shall not result in any additional costs to the Borrower or such Security Party.

26.11	Sub-participation; subrogation assignment

A Lender may sub-participate or include in a securitisation or similar transaction all or any part of its rights and/or obligations under or in connection with the Finance Documents without the Borrower’s prior consent and without serving a notice thereon; the Lenders may assign without the Borrower’s prior consent but after consultation with the Borrower, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.12	Sub-division, split, modification or re-tranching

Any Lender may, in its sole discretion, sub-divide, split, sever, modify or re-tranche its Contribution into one or more parts subject to the overall cost of its Contribution to the Borrower remaining unchanged, if such changes are necessary in order to achieve a successful execution of a securitisation, syndication or any other capital market exit in respect of its Contribution (or any applicable part thereof).

26.13	Disclosure of information

A Lender may, without the prior consent of the Borrower, the Corporate Guarantor or any other Security Party, disclose to a potential Transferee Lender or sub participant as well as, where relevant, to rating agencies, trustees and accountants, any financial or other information which that Lender has received in relation to the Loan, the Borrower, the Corporate Guarantor and any other Security Party or their affairs and collateral or security provided under or in connection with any Finance Document, their financial circumstances and any other information whatsoever, as that Lender may deem reasonably necessary or appropriate in connection with the potential syndication, the assessment of the credit risk and the ongoing monitoring of the Loan by any potential Transferee Lender and that Lender shall be released from its obligation of secrecy and from banking confidentiality.

In the event any such potential Transferee Lender, sub-participant, rating agency, trustee or accountant is not already bound by any legal obligation of secrecy or banking confidentiality, the Lender concerned may only give, disclose or reveal such information as the Corporate Guarantor is entitled to disclose by rules and regulations of the SEC and the New York Stock Exchange applicable to the Corporate Guarantor and shall require such other party to sign a confidentiality agreement. The Borrower shall, and shall procure that the Corporate Guarantor and any other Security Party shall:

(a)

provide the Creditor Parties (or any of them) with all information deemed, reasonably, necessary by the Creditor Parties (or any of them) for the purposes of any transfer, syndication or sub-participation to be effected pursuant to this Clause 26;

(b)

procure that the directors and officers of the Borrower, the Corporate Guarantor or any other Security Party, are available to participate in any meeting with any Transferee Lender or any rating agency at such times and places as the Creditor Parties may reasonably request following prior notice (to be served on the Borrower reasonably in advance) to the Borrower, the Corporate Guarantor or that Security Party; and

(c)	permit any Transferee Lender to board the Ship at all reasonable times and locations to inspect its condition in accordance with Clause 14.8.

26.14	Confidentiality

Any publicity regarding the Loan or any of the terms thereof shall be agreed in advance by the Corporate Guarantor and the Agent (acting on the instructions of the Majority Lenders) unless otherwise required in connection with the Corporate Guarantor’s reporting obligations under or in connection with the rules and regulations of the SEC and the New York Stock Exchange applicable to the Corporate Guarantor.

26.15	Change of lending office

A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.16	Notification

On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.17	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from, the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.18	Replacement of a Reference Bank

If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

26.19	Securitisation

The Borrower shall, and the Borrower shall procure that each Security Party will, assist the Agent and/or any Lender in achieving a successful securitisation (or similar transaction) in respect of the Loan and the Finance Documents and such Security Party’s reasonable costs for providing such assistance shall be met by the relevant Lender.

26.20	No additional costs

If a Transferor Lender assigns or transfers any of its rights or obligations under the Finance Documents and as a result of circumstances existing at the date the assignment or transfer occurs, the Borrower or a Security Party would be obliged to make a payment to the Transferee Lender under Clause 22.2 or under that clause as incorporated by reference or in full in any other Finance Document, then the Transferee Lender is only entitled to receive payment under that clause to the same extent as the Transferor Lender would have been if the assignment or transfer had not occurred.

27	VARIATIONS AND WAIVERS

27.1	Required consents

(a)

Subject to Clause 27.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Creditor Parties and the Borrower.

(b)	Any instructions given by the Majority Lenders will be binding on all the Creditor Parties.

(c)	The Agent may effect, on behalf of any Creditor Party, any amendment or waiver permitted by this Clause.

27.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” or “Finance Documents” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest fees, commission or other amount payable under any of the Finance Documents;

(iv)	an increase in or an extension of any Lender’s Commitment;

(v)	any provision which expressly requires the consent of all the Lenders;

(vi)

Clause 3 (Position of the Lenders), Clause 11.5 (Information provided to be accurate), Clause 11.6 (Provision of financial statements), Clause 11.7 (Form of financial statements), Clause 11.16 (Provision of Further Information), Clause 26 (Transfers and Changes in Lending Offices) or this Clause 27.2;

(vii)	any release of any Security Interest, guarantee, indemnities or subordination arrangement created by any Finance Document;

(viii)	any change of the currency in which the Loan is provided or any amount is payable under any of the Finance Documents;

(ix)	an extension of the Availability Period; or

(x)	a change in Clauses 16.4 (Distribution of payment to Creditor Parties) or 22 (Grossing-up),

may not be effected without the prior written consent of all Lenders.

(b)

An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or the Security Trustee may not be effected without the consent of the Agent, the Arranger or the Security Trustee, as the case may be.

27.3	Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and, subject to Clause 27.4, no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27.4	Deemed consent

With respect to any amendment, variation, waiver, suspension or limit requested by any Party and which requires the approval of all the Lenders or the Majority Lenders (as the case may be), the Agent shall provide each Lender with written notice of such request accompanied by such detailed background information as may be reasonably necessary (in the opinion of the

Agent) to determine whether to approve such action. A Lender shall be deemed to have approved such action if such Lender fails to object to such action by written notice to the Agent within 10 days of that Lender’s receipt of the Agent’s notice or such other time as the Agent may state in the relevant notice as being the time available for approval of such action.

28	NOTICES

28.1	General

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications

A notice by letter or fax shall be sent:

(a)	to the Borrower:	c/o Navios Shipmanagement Inc.
85 Akti Miaouli Street
Piraeus 185 38
Greece

Fax No: +30 210 417 2070

(b)	to a Lender:	At the address below its name in Schedule 1 or (as
the case may require) in the relevant Transfer
Certificate.

(c)	to the Agent and Security Trustee:

	for general matters:	HSH Nordbank AG
UB 25 Shipping
Shipping Clients International
Gerhart-Hauptmann-Platz 50
20095 Hamburg
Germany

Fax No: +49 40 3333 34001

	for credit administrative matters:	HSH Nordbank AG
Loan and Collateral Management
Shipping International
Gerhart-Hauptmann-Platz 50
20095 Hamburg
Germany

Fax No: +49 40 3333 34118,

or to such other address as the relevant Party may notify the Agent or, if the relevant Party is the Agent or the Security Trustee, the Borrower, the Lenders and the Security Parties.

28.3	Effective date of notices

Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, two hours after its transmission is completed.

28.4	Service outside business hours

However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices

Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	Electronic communication

Any communication from the Agent or the other Creditor Parties made by electronic means will be sent unsecured and without electronic signature, however, the Borrower may request the Agent and the other Creditor Parties at any time in writing to change the method of electronic communication from unsecured to secured electronic mail communication.

The Borrower hereby acknowledges and accepts the risks associated with the use of unsecured electronic mail communication including, without limitation, risk of delay, loss of data, confidentiality breach, forgery, falsification and malicious software. The Agent and the other Creditor Parties shall not be liable in any way for any loss or damage or any other disadvantage suffered by the Borrower resulting from such unsecured electronic mail communication.

If the Borrower or any other Security Party wish to cease all electronic communication, they shall give written notice to the Agent and the other Creditor Parties accordingly after receipt of which notice the Parties shall cease all electronic communication.

For as long as electronic communication is an accepted form of communication, the Parties shall:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)	notify each other of any change to their respective addresses or any other such information supplied to them; and

in case electronic communication is sent to recipients with the domain <domain with ending>, the parties shall without undue delay inform each other if there are changes to the said domain or if electronic communication shall thereafter be sent to individual e-mail addresses.

28.8	English language

Any notice under or in connection with a Finance Document shall be in English.

28.9	Meaning of “notice”

In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2	Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Counterparts

A Finance Document may be executed in any number of counterparts.

29.4	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

29.5	Benefit and binding effect

The terms of this Agreement shall be binding upon, and shall enure to the benefit of, the Parties and their respective (including subsequent) successors and permitted assigns and transferees.

30	LAW AND JURISDICTION

30.1	English law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction

Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

30.3	Choice of forum for the exclusive benefit of the Creditor Parties

Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

30.4	Process agent

The Borrower irrevocably appoints HFW Nominees Limited, at its registered office for the time being, presently at 65 Crutched Friars, London EC3N 2AE England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

30.5	Creditor Party rights unaffected

Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6	Meaning of “proceedings” and “Dispute”

In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

EXECUTION PAGES

BORROWER

SIGNED by	)
	)	/s/ EFSTRATIOS CAMATSOS
for and on behalf of	)
RED ROSE SHIPPING CORP.	)
in the presence of:	)

AIKATERINA DIMITRIOU
WATSON FARLEY & WATSON
348 SYNGROU AVENUE
17674 KALLITHEA
ATHENS, GREECE

LENDERS

SIGNED by	)
	)	/s/ CHRISTINA ECONOMIDES
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of:	)

AIKATERINA DIMITRIOU
WATSON FARLEY & WATSON
348 SYNGROU AVENUE
17674 KALLITHEA
ATHENS, GREECE

AGENT

SIGNED by	)
	)	/s/ CHRISTINA ECONOMIDES
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of:	)

AIKATERINA DIMITRIOU
WATSON FARLEY & WATSON
348 SYNGROU AVENUE
17674 KALLITHEA
ATHENS, GREECE

MANDATED LEAD ARRANGER

SIGNED by	)
	)	/s/ CHRISTINA ECONOMIDES
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of:	)

AIKATERINA DIMITRIOU
WATSON FARLEY & WATSON
348 SYNGROU AVENUE
17674 KALLITHEA
ATHENS, GREECE

SECURITY TRUSTEE

SIGNED by	)
	)	/s/ CHRISTINA ECONOMIDES
for and on behalf of	)
HSH NORDBANK AG	)
in the presence of:	)

AIKATERINA DIMITRIOU

WATSON FARLEY & WATSON

348 SYNGROU AVENUE

17674 KALLITHEA

ATHENS, GREECE